Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

LARGE SCALE BIOLOGY CORPORATION
PREDICTIVE DIAGNOSTICS, INC.

WARRANT TO PURCHASE COMMON STOCK

Issued April 15, 2005
Void After April 15, 2011

              THIS CERTIFIES THAT, for value received by Large Scale Biology Corporation, a Delaware corporation (the “Company”), Kevin J. Ryan (the “Holder”), is entitled, subject to the terms and conditions of this Warrant, to purchase from the Company or Predictive Diagnostics, Inc., a Delaware corporation (“PDI”), at any time after the date hereof and on or before 5:00 p.m., Pacific Time, on April 15, 2011 (the “Expiration Date”), Warrant Stock (as defined below) in the amount and at the Exercise Price (as defined below) subject to adjustment as set forth herein.

              This Warrant is issued pursuant to that certain Note and Warrant Purchase Agreement dated as of April 15, 2005 (the “Purchase Agreement”), by and among the Company and the original holder of this Warrant, and is subject to the provisions thereof.

1.           EXERCISE

              The terms and conditions upon which this Warrant may be exercised are as follows.

              1.1          PDI Financing.  For purposes of this Warrant, the term “PDI Financing” means one transaction or series of related transactions undertaken by PDI primarily for capital raising purposes (but not issuances of options or warrants to acquire such capital stock) in and occurring on or before the Expiration Date for an aggregate purchase price paid to PDI of no less than One Million Five Hundred Thousand Dollars ($1,500,000).

              1.2          Warrant Stock.  For purposes of this Warrant, the term “Warrant Stock” means either: (a) up to 903,614 shares of the Common Stock, $0.001 par value, of the Company (“LSBC Stock”) or (b) up to a number of shares of PDI common stock (“PDI Stock”) equal to $3,000,000.00 divided by the Exercise Price of the PDI Stock sold in the PDI Financing.

              1.3          Exercise Price.  For purposes of this Warrant, the term “Exercise Price” means: (a) with respect to the LSBC Stock, $0.83 per share; and (b) with respect to the PDI Stock, the lowest price per share of the PDI stock sold in any PDI Financing.

              1.4          Exercise Election.  On or before April 17, 2006 (“Election Due Date”), the Holder will deliver to the Company a written notice specifying Holder’s election (“Exercise Election”) designating that this Warrant may be exercised for either: (a) LSBC Stock or (b) PDI Stock.  This Warrant may be exercised only for LSBC Stock or PDI Stock, but not both.  If Holder does not deliver the Exercise Election on or before the Election Due Date, this Warrant will be deemed to be exercisable only for LSBC Stock.  Any exercise of this Warrant for either LSBC Stock or PDI Stock on or before the Election Due Date will constitute Holder’s election that this Warrant be exercisable only for LSBC Stock or PDI Stock, as applicable.

              1.5          Exercise of Warrant.  If Holder elects to purchase LSBC Stock upon exercise hereof, the exercise of the purchase rights evidenced by this Warrant shall be effected by: (a) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Company at its principal offices; and (b) the delivery of the Exercise Price by check or bank draft payable to the Company’s order, or any other form of consideration approved by the Company’s Board of Directors, for the number of shares for which the purchase rights hereunder are being exercised.  If Holder elects to purchase PDI Stock upon exercise hereof, the exercise of the purchase rights evidenced by this Warrant shall be effected by: (a) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to PDI at its principal offices; and (b) the delivery of the purchase price by check or bank draft payable to PDI’s order, or any other form of consideration approved by PDI’s Board of Directors, for the number of shares for which the purchase rights hereunder are being exercised.

              1.6          Issuance of Shares.  In the event the purchase rights evidenced by this Warrant are exercised in whole or in part, a certificate or certificates for the purchased shares shall be issued to the Holder as soon as practicable.  In the event the purchase rights evidenced by this Warrant are exercised in part, the Company will also issue to the Holder a new warrant representing the unexercised purchase rights.

              1.7          Adjustment of Shares and Exercise Price.  The Company shall proportionately adjust the number of the Warrant Stock and PDI shall proportionately adjust the number of the PDI Stock and the per share Exercise Price if any change is made to the Common Stock of the Company or the Common Stock of PDI by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class.  Such adjustments are to be effected in a manner which shall not otherwise affect Holder’s rights and obligations under this Agreement.

2.           FRACTIONAL SHARES

              No fractional shares shall be issued in connection with any exercise of this Warrant.  In lieu of the issuance of such fractional share, the Company or PDI, as applicable, shall make a cash payment equal to the then fair market value of such fractional share as determined by the respective Board of Directors of the Company or PDI, as the case may be.

3.           RESERVATION OF SHARES

              3.1          LSBC Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of LSBC Stock, solely for the purpose of effecting the exercise of this Warrant such number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Warrant; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of the entire Warrant, in addition to such other remedies as shall be available to the holder of this Warrant, the Company will use its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

              3.2          PDI Stock.  Upon and after the PDI Financing, PDI shall at all times reserve and keep available out of its authorized but unissued shares of PDI Stock, solely for the purpose of effecting the exercise of this Warrant such number of its shares of PDI Stock as shall from time to time be sufficient to effect the exercise of this Warrant; and if at any time the number of authorized but unissued shares of PDI Stock shall not be sufficient to effect the exercise of the entire Warrant, in addition to such other remedies as shall be available to the holder of this Warrant, PDI will use its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of PDI Stock to such number of shares as shall be sufficient for such purposes.

4.           PRIVILEGE OF STOCK OWNERSHIP

              Prior to the exercise of this Warrant, the Holder shall not be entitled, by virtue of holding this Warrant, to any rights of a stockholder of the Company or of PDI, including (without limitation) the right to vote, receive dividends or other distributions, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company or PDI, except as required by law.

5.           LIMITATION OF LIABILITY

              No provision hereof, in the absence of affirmative action by the Holder hereof to purchase either the LSBC Stock or the PDI Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such Holder for the purchase price or as a stockholder of the Company or of PDI, whether such liability is asserted by the Company or by PDI or by creditors of the Company or PDI.

6.           NO TRANSFER

              Until Holder has made an election to purchase either the LSBC Stock or the PDI Stock, this Warrant and all rights hereunder may not be transferred in whole or in part without the prior written consent of the Company and PDI, except for a transfer to a member of Holder’s family, and any such attempted transfer without the Company’s and PDI’s consent shall be null and void.  After the Holder has made such election, this Warrant and all rights hereunder may not be transferred in whole or in part without the consent of the company whose Warrant Stock the Holder elected to purchase, and any such attempt to transfer without such consent shall be null and void.

7.           PAYMENT OF TAXES

              The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than any thereof on, based on or measured by, the net income of the holder thereof) that may be imposed in respect of, the issue or delivery of the LSBC Stock, and PDI shall pay all expenses in connection with, and all taxes and other governmental charges (other than any thereof on, based on or measured by, the net income of the holder thereof) that may be imposed in respect of, the issue or delivery of the PDI Stock. Neither the Company nor PDI shall be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of the LSBC Stock or the PDI Stock, as the case may be, in any name other than that of the Holder, and in such case, the Company or PDI, as the case may be, shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company’s or PDI’s satisfaction that no such tax or other charge is due.

8.           LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT

              Upon receipt by the Company and/or PDI of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company or PDI, and upon reimbursement to the Company or PDI of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company or PDI will make and deliver a new warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

9.           SATURDAYS, SUNDAYS, HOLIDAYS

              If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be Saturday or Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised, except as to the purchase price, on the next succeeding day not a legal holiday.

10.         GOVERNING LAW

              This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California.

PREDICTIVE DIAGNOSTICS, INC.		LARGE SCALE BIOLOGY CORPORATION

By	/s/ JOHN S. RAKITAN	By	/s/ RONALD J ARTALE

Dated: April 15, 2005		Ronald J. Artale
John S. Rakitan		Chief Operating Officer, Chief Financial
Senior Vice President, Chief Financial		Officer and Senior Vice President
Officer, and Secretary

/s/ MICHAEL D. CENTRON

Michael D. Centron
Vice President, Finance and Administration

[Warrant to Purchase Common Stock issued to Kevin J. Ryan]

NOTICE OF EXERCISE

To:          Large Scale Biology Corporation/Predictive Diagnostics, Inc.

                              (1)     The undersigned hereby elects to purchase ________ Warrant Shares of the pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

                              (2)     Payment of the Exercise Price in the amount of $_________ is included herewith by check or bank draft.

                              (3)     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

                                             _______________________________

The Warrant Shares shall be delivered to the following:

                                             _______________________________

                                             _______________________________

                                             _______________________________

                              (4)     Representations and Warranties of Investor.  The undersigned hereby makes the representations and warranties set forth in Section  of the Purchase Agreement.

[HOLDER]

By:

Name: Kevin J. Ryan

Dated: __________________________